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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 1999
Date of Report (Date of earliest event reported)

SABRE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12175	75-2662240
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4255 Amon Carter Blvd., Fort Worth, Texas 76155
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (817) 963-6400

(Former name or former address, if changed since last report.)

Item 5. Other Events.

    On December 14, 1999, Sabre Holdings Corporation (the "Registrant") issued a news release announcing that its Board of Directors had elected Mr. William J. Hannigan as President and Chief Executive Officer and as a director of the Registrant.

    The Registrant also announced its intent to declare and pay in the first quarter of 2000 an extraordinary cash dividend in the aggregate amount of $675 million. The dividend would be payable to shareholders of the Registrant as of a record date to be set in the first quarter of 2000 by the Registrant's Board of Directors.

    The Registrant also announced that AMR Corporation intends to distribute in the first quarter of 2000 all of its remaining ownership interest in the Registrant. Sabre shares would be distributed in a tax-free spin-off to AMR Corporation shareholders as of a record date to be set in the first quarter of 2000 by the Board of Directors of AMR Corporation. The distribution is conditioned upon the receipt of a ruling from the United States Internal Revenue Service that the distribution would be free of United States federal income taxation to the Registrant, AMR Corporation and AMR Corporation shareholders.

    Contemporaneously with the spin-off, the Registrant, AMR Corporation and American Airlines, Inc. intend to complete amendments to various agreements among them.

    Further information about the above events is described in the news release and in a presentation to investors, each of which is attached as an exhibit to this information statement and is incorporated by this reference.

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

        The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

99.1	News Release dated December 14, 1999
99.2	Presentation to Investors dated December 14, 1999

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABRE HOLDINGS CORPORATION
By:	/s/ ANDREW B. STEINBERG Name: Andrew B. Steinberg Title: Executive Vice President, General Counsel and Corporate Secretary

Date: December 15, 1999

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	News Release dated December 14, 1999
99.2	Presentation to Investors dated December 14, 1999

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SIGNATURE

EXHIBIT INDEX